Exhibit 10.1

TWITTER, INC.

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into as of October 22, 2015 by and between Twitter, Inc., a Delaware corporation (the “Company”), and The Jack Dorsey Revocable Trust dated December 8, 2010 (“Dorsey”).

WHEREAS, Dorsey wishes to transfer 6,814,085 shares of the Company’s common stock to the Company (the “Contributed Shares”), which currently represents approximately one percent (1%) of the Company’s outstanding shares;

WHEREAS, the Company desires to accept the Contributed Shares as a contribution to the capital of the Company; and

WHEREAS, the Company desires to (i) approve and adopt an equity incentive plan (the “2016 Plan”) to provide for the grant of stock options, restricted stock, restricted stock units and other equity awards to eligible employees, directors and consultants from time to time, (ii) approve an aggregate number of shares of the Company’s common stock equivalent to the Contributed Shares to be reserved for issuance under the 2016 Plan, and (iii) submit the 2016 Plan to the stockholders of the Company for their approval at the Company’s annual meeting of stockholders to be held in 2016 (the “2016 Annual Meeting”).

NOW, THEREFORE, the parties hereto agree as follows:

1.Contribution. Subject to, and effective as of the date of, the approval of the 2016 Plan by the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2016 Annual Meeting and entitled to vote thereon (the “Stockholder Approval Date”), Dorsey hereby contributes and transfers the Contributed Shares to the Company, without any cost or charge to the Company except as set forth in Section 5 below. Dorsey hereby delivers to the Company an executed and completed Stock Power attached hereto as Exhibit A, contributing and transferring the Contributed Shares to the Company as of the Stockholder Approval Date.  As used in this Agreement, the Contributed Shares shall include all of the Contributed Shares transferred under this Agreement and all securities received (a) in replacement of the Contributed Shares, (b) as a result of stock dividends or stock splits in respect of the Contributed Shares and (c) as substitution for the Contributed Shares in a recapitalization, merger, reorganization or the like.

2.Acknowledgement. Dorsey acknowledges that from and after the Stockholder Approval Date, the Company will be the owner of all right, title and interest in and to the Contributed Shares. In furtherance of the foregoing, from and after the date hereof, Dorsey shall not at any time do or suffer to be done any act or thing which may adversely affect any rights of the Company in and to the Contributed Shares.

3.Representations and Warranties.

(a)Company represents and warrants that: (i) it has all necessary power and authority to enter into and perform this Agreement, and (ii) this Agreement constitutes a valid and binding obligation which is enforceable against Company in accordance with its terms.

(b)Dorsey represents and warrants that: (i) it has good title to the shares it is contributing to the Company pursuant to this Agreement, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest, (ii) it has all necessary power and authority to enter into and perform this Agreement, and (iii) this Agreement constitutes a valid and binding obligation which is enforceable against Dorsey in accordance with its terms.

4.Disclosure of Information. Dorsey believes it has received all the information it considers necessary or appropriate for deciding whether to contribute the Contributed Shares to the Company pursuant to this Agreement. Dorsey further represents that Dorsey has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company.

5.Tax Indemnification.  The Company will be solely liable for, and shall indemnify and hold harmless Contributor and Jack Dorsey for, any and all Taxes (as defined below) incurred by Contributor and/or Mr. Dorsey as a result of the Contribution.  As used herein, “Taxes” means all federal, state, local, foreign and other income, net income, gross income, gross receipts, estimated, add-on minimum, sales, use, ad valorem, gift, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, unemployment, social security, welfare, workers’ compensation, disability, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, levies, tariff, impost, escheat or other taxes, fees, assessments or charges of any kind whatsoever.

6.At Will Employment. Notwithstanding anything to the contrary contained in this Agreement, Jack Dorsey, trustee and a beneficiary of Contributor, will be an at-will employee of the Company, which means the employment relationship between the Company and Mr. Dorsey can be terminated by either the Company or Mr. Dorsey for any reason, at any time, with or without prior notice and with or without cause.

7.Further Assurances.  From time to time, and without any further consideration, the parties hereto agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to ensure that the applicable parties hereto own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable parties hereto and their respective successors and assigns beneficial and record title to the Contributed Shares assigned by this Agreement or intended to be so and (c) more fully and effectively to carry out the purposes and intent of this Agreement, including without limitation the placement of restrictive legends on the book entry security entitlements representing the Contributed Shares until the Stockholder Approval Date.

8.No Third Party Rights.  The provisions of this Agreement are intended to bind the parties hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

9.Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach. In any action, proceeding or dispute, with or without litigation, arising out of this Agreement, the successful party therein, regardless of whether the matter is pursued to judgment or is voluntarily dismissed, shall be entitled to recover from the other party thereto the reasonable attorneys’

and paralegals’ fees and all other expenses and/or costs incurred by the successful party in connection therewith.

10.Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived only with the written consent of each party hereto. Any amendment or waiver so effected shall be binding upon the Company and Dorsey and any assignee or transferee thereof.

11.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to agreements among California residents made and to be performed entirely with the State of California.

13.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

15.Entire Agreement. This Agreement contains the entire understanding of the parties and there are not further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof except as expressly referred to herein

16.Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successor and assigns of the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TWITTER, INC.

By:	/s/ Vijaya Gadde
Name:	Vijaya Gadde
Title:	General Counsel and Secretary

THE JACK DORSEY REVOCABLE TRUST U/A/D 12/8/2010

By:	/s/ Jack Dorsey
Name:	Jack Dorsey
Title:	Trustee

EXHIBIT A

Stock Power

FOR VALUE RECEIVED and pursuant to that certain Contribution Agreement dated as of October 22, 2015 (the “Agreement”), the undersigned hereby assigns and transfers unto Twitter, Inc. (the “Company”), 6,814,085 shares of the Common Stock of the Company standing in the undersigned’s name on the books of the Company in book entry form, and does hereby irrevocably constitute and appoint the Secretary of the Company as the undersigned’s attorney-in-fact, with full power of substitution, to transfer said stock on the books of the Company.

THE JACK DORSEY REVOCABLE TRUST U/A/D 12/8/2010

By:	/s/ Jack Dorsey
Name:	Jack Dorsey
Title:	Trustee